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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statements on Form S-4 and related Prospectus of World Access, Inc. and subsidiaries for the registration of $300 million of 13.25% Senior Notes due 2008 and $15 million of common stock and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of World Access, Inc. and subsidiaries included in its Annual Report (Form 10-K/A, Amendment No. 3) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                     /s/ Ernst & Young LLP

Atlanta, Georgia
November 2, 1999